BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation
NRS 78.1955, 78.1955(6)
x Certificate of Designation
Certificate of Amendment to Designation - Before Issuance of Class or Series
Certificate of Amendment to Designation -After Issuance of Class or Series
Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT · USE DARK INK ONLY · DO NOT HIGHLIGHT

1. Entity information: ,	Name of entity:
AB INTERNATIONAL GROUP CORP. I
Entity or Nevada Business Identification Number (NVID): NV20131452425
2. Effective date and time:	For Certificate of Designation or Date: Time: Amendment to Designation Only (Optional): (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued.

Certificate of Amendment to Designation- After Issuance of Class or Series

The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.

6. Resolution: Certificate of Designation and Amendment to Designation only)

By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences , limitations, restrictions and relative rights of the following class or series of stock.*

SERIES D CONVERTIBLE PREFERRED STOCK

See Attached

7. Withdrawal:

Designation being Date of

Withdrawn: -- Designation:

No shares of the class or series of stock being withdrawn are outstanding.

The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *

8. Signature: (Required)	x /s/ Chiyuan Deng	Date:	03/16/2021
Signature of Officer

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Revised: 1/1/2019

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AB INTERNATIONAL GROUP CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES D CONVERTIBLE PREFERRED STOCK

The undersigned, Chiyuan Deng, does hereby certify that:

1.    He is the Chief Executive Officer, of AB International Group Corp., a Nevada corporation (the “Corporation” or the “Company”).

2.   The Corporation is authorized to issue up to 10,000,000 shares of preferred stock, of which 100,000 have been issued.

3.   The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Articles of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Corporation has designated, out of the 10,000,000 shares of authorized preferred stock, three series of preferred stock with the following number of shares designated for each series: Series A Preferred Stock with its 100,000 shares, Series B Preferred Stock with its 20,000 shares and Series C Preferred Stock with its 1,000,000 shares.

WHEREAS, there are 100,000 shares of Series A Preferred Stock, 20,000 shares of Series B Preferred Stock and 280,025 shares of Series C Preferred Stock issued and outstanding.

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to Series D Preferred Stock, a series of the preferred stock, which shall consist of, except as otherwise set forth in the Purchase Agreement, up to five thousand and seventy-five (5,075) shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of Series D Preferred Stock, a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

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“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof,

(b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 5(c)(iv).

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 50% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock),

(b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 33% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 33% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the respective Purchase Agreements.

“Closing Date” means the applicable Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount for a Closing and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” or the “SEC” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or

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exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock. “Conversion Amount” means the sum of the Stated Value at issue. “Conversion Date” shall have the meaning set forth in Section 5(a). “Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Corporation Redemption” has the meaning set forth in Section 8. “Corporation Redemption Price” has the meaning set forth in Section 8.

“Corporation Redemption Payment Date” has the meaning set forth in Section 8. “Corporation Redemption Notice” has the meaning set forth in Section 8.

“ Designation, Amount and Par Value” The series of preferred stock shall be designated as Series D Convertible Preferred Stock and the number of shares so designated shall be up to five thousand (5,000), which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock. Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value of $1,200, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation below.

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program. "Dividend" shall have the meaning set forth in Section 2.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Corporation has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“New York Courts” shall have the meaning set forth in Section 12(d). “Fundamental Transaction” shall have the meaning set forth in Section 7(e). “GAAP” means United States generally accepted accounting principles. “Holders” means Holders of the Preferred Stock.

“Indemnified Party” shall have the meaning set forth in Section 11(f).

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $10,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Corporation’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $10,000 due under leases required to be capitalized in accordance with GAAP.

“Junior Securities” means the Common Stock, the Series A Preferred Stock, and all other Common Stock Equivalents of the Corporation other than those securities which are Senior Securities in dividend rights or liquidation preference.

“Late Fees” shall have the meaning set forth in Section 2(d).

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“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 4. “Losses” shall have the meaning set forth in Section 11(f).

“Notice of Conversion” shall have the meaning set forth in Section 5.

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Permitted Governmental Indebtedness” means Indebtedness for the purpose of supporting product sales by the Borrower.

“Permitted Indebtedness” means (i)) Indebtedness of the Corporation set forth in Corporation’s most recent SEC report filed with the SEC by the Corporation on Form 10-Q or Form 10-K (the “SEC Reports”) provided none of such Indebtedness, has been increased, extended and/or otherwise changed), (ii) Indebtedness secured by Permitted Liens described in clauses “(iii)” of the definition of Permitted Liens, and (iv) Permitted Governmental Indebtedness.

“Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (a) upon or in any equipment acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, and (b) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and (v) any Liens for Permitted Indebtedness set forth in

(i)    and (ii) of the definition of Permitted Indebtedness provided as to “(ii)” of Permitted Indebtedness such Liens were in existence and not amended, supplemented and/or modified since the original issuance date any such Indebtedness was incurred.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Piggy-Back Registration” shall have the meaning set forth in Section 11(a).

“Preferred Stock” shall mean Series D Convertible Preferred Stock.

“Premium Rate” shall have the meaning set forth in Section 8(a).

“Purchase Agreement” means that certain Securities Purchase Agreement, dated on or about the first Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Statement” shall have the meaning set forth in Section 11(a).

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Senior Securities” means the Series B Preferred Stock and the Series C Preferred Stock.

“Series A Preferred Stock” shall mean the one hundred thousand (100,000) shares of preferred stock designated by the Company as Series A Preferred Stock in its Certificate of Designation filed with the Secretary of State of Nevada on September 4, 2020.

“Series A Preferred Stock” shall mean the twenty thousand (20,000) shares of preferred stock designated by the Company as Series B Preferred Stock in its Certificate of Designation filed with the Secretary of State of Nevada on January 11, 2021.

“Series C Preferred Stock” shall mean the one million (1,000,000) shares of preferred stock designated by the Company as Series C Preferred Stock in its Certificate of Designation filed with the Secretary of State of Nevada on January 28, 2021.

“Share Delivery Date” shall have the meaning set forth in Section 5(c)(i).

“Stated Value” shall mean $1,200, subject to increase set forth in Section 3 and/or elsewhere in this Certificate of Designation.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 3.

“Trading Day or Date” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTC Pink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Equiniti Stock Transfer, the current transfer agent of the Company, with a mailing address of 3200 Cherry Creek Drive, Suite 430, Denver, CO 80209 and a facsimile number of and any successor transfer agent of the Company.

“Triggering Event” shall have the meaning set forth in Section 10(a).

“Triggering Redemption Amount” means, for each share of Preferred Stock, 135% multiplied by the sum of

(a)     the Stated Value and (b) all accrued but unpaid dividends thereon and (c) all liquidated damages, Late Fees and other costs, expenses or amounts due in respect of the Preferred Stock including, but not limited to legal fees and expenses of legal counsel to the Holder in connection with, related to and/or arising out of a Triggering Event.

“Triggering Redemption Payment Date” shall have the meaning set forth in Section 10(b).

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

“VWAP” means, for or as of any date for the Common Stock, the dollar volume-weighted average price for the Common Stock on the Trading Market during the period beginning at 9:30:01 a.m., New York time, and

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ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of the Common Stock in the over-the-counter market on the electronic bulletin board for the Common Stock during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for the Common Stock on such date on any of the foregoing bases, the VWAP of the Common Stock on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. Dividends.

(a)                  Dividends in Cash or in Kind. Each share of Preferred Stock shall be entitled to receive, and the Corporation shall pay, cumulative dividends of eight percent (8%) per annum, payable quarterly, beginning on the Original Issuance Date and ending on the date that such share of Preferred Share has been converted or redeemed (the “Dividend End Date”). Dividends may be paid in cash or in shares of Preferred Stock at the discretion of the Company.

(b)                  Participating Dividends on As-Converted Basis. From and after the initial Closing Date, in addition to the payment of dividends pursuant to Section 2(a), each Holder shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal to (on an as-if-converted-to-Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. The Corporation shall pay no dividends on shares of the Common Stock unless it simultaneously complies with the previous sentence.

(c)                   Dividend Calculations. Subject to Section 3(a), dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12) thirty (30) calendar day periods, and shall accrue and compound daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall cease to accrue with respect to any Preferred Stock redeemed or converted, provided that the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein.

(d)                  Late Fees. Any dividends that are not paid a Dividend Payment Date shall continue to accrue and shall entail a late fee (“Late Fees”), which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue and compound daily from the Dividend Payment Date through and including the date of actual payment in full.

(e)                   Other Securities. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or pari passu securities other than any Senior Securities or Preferred Stock purchased to the terms of this Certificate of Designation. So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than the Senior Securities, a dividend or distribution described in Section 2 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities or pari passu securities as long as any dividends due on the Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or pari passu securities.

Section 3. Voting Rights. The Preferred Stock will vote together with the common stock on an as- converted basis subject to the Beneficial Ownership Limitations. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then

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outstanding shares of the Preferred Stock directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Preferred Stock or, authorize or create any class of stock ranking as to dividends senior to, or otherwise pari passu with, the Preferred Stock, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Preferred Stock after payment is made to the Senior Securities but before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall not be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than forty-five (45) days prior to the payment date stated therein, to each Holder.

Section 5. Conversion.

a)                    Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)    Conversion Price. The conversion price (the “Conversion Price”) for the Preferred Stock shall be an amount equal to the lower of (1) the closing bid price of the Common Stock on the Trading Day immediately preceding the date of the Purchase Agreement and (2) 100% of the lowest VWAP of the Common Stock during the fifteen (15) Trading Days immediately preceding, but not including, the Conversion Date. All such foregoing determinations will be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during such measuring period. Nothing herein shall limit a Holder’s right to pursue actual damages including, but not limited to, as a result of a Triggering Event pursuant to Section 10 hereof and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Following an “Event of Default,” as defined in the Purchase Agreement, the Conversion price shall equal the lower of: (a) the then applicable Conversion Price; or (b) a price per share equaling eighty percent (80%) of the lowest traded price for the Company’s common stock during the fifteen (15) Trading Days immediately preceding, but no including the Conversion Date.

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c)	Mechanics of Conversion

i.    Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, which Conversion Shares shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.   Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.   Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however , that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 5 on the second Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $100 per Trading Day (increasing to $150 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after such second Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion. All liquidated damages shall be paid to the Holder not later than the fifth (5th) Trading Day after notice is provided to the Company by the Holder stating that any such liquidated damages are due pursuant to this Section 5. Nothing herein shall limit a Holder’s right to pursue actual damages or declare a Triggering Event pursuant to Section 10 hereof for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.    Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 5, and if after such

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Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 5. For example, if a Holder purchases shares of Common Stock having a total purchase price of

$11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The payment of all amounts due by the Company to the Holder shall be paid in cash no later than the fifth (5th) Business Day after notice is provided by a Holder to the Company requesting the payment of any such liquidated damages. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

v.   Reservation of Shares Issuable Upon Conversion. The Company covenants that, , it will reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock at least equal to 300% of the Required Minimum for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, all as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Purchasers, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7, but ignoring any Beneficial Ownership Limitations or other restrictions and/or limitations on conversions set forth herein or elsewhere) upon the conversion of the then outstanding shares of the Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable, and, at such times as a registration statement covering such shares is then effective under the Securities Act, will be registered for public resale in accordance with such registration statement. For purposes of this Certification of Designation, the term “Required Minimum” shall be defined as the product of (i) 300%, multiplied by (ii) the quotient of (A)(x) all outstanding Stated Value of all issued and outstanding shares of the Preferred Stock, (y) all unpaid dividends thereon (whether accrued or not), and (z) all fees and/or any costs and expenses relating to the Transaction Documents including, but not limited to Late Fees and liquidation damages, divided by (B) the Conversion Price on the date of Closing.

vi.    Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.    Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such

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shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. In the event that the Holder requests same-day processing for a Notice of Conversion, such Holder shall pay all Transfer Agent fees required for such same-day processing and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d)     Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder.

Section 6. Intentionally Omitted.

Section 7. Certain Adjustments.

a)   Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller

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number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)    Most Favored Nation Provision. Any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration, Indebtedness or a combination of units thereof shall be referred to as (a “Subsequent Financing”), If in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for hereunder, then the Company shall specifically notify the Holder of such additional or more favorable terms and such terms, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing stock sale price, private placement price per share, and warrant coverage. For purposes of illustration, if a Subsequent Financing were to occur whereby the Company sells and issues a convertible note with a conversion price that includes a discount to the market price of its Common Stock, the Holder will be entitled to receive the same convertible note on the exact same terms on a dollar for dollar basis via the exchange of the Series D Preferred Stock the Holder holds on the date of the sale and issuance of the convertible note.

c)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)     Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)	Fundamental Transaction.

1)                    General. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity (as defined below) assumes in writing all of the obligations of the Company under this Certificate of Designation in accordance with the provisions of this Section 7.e) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for shares of Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock, including, without limitation, which is convertible into a corresponding number of shares of capital stock equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such adjustments to the number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction) and (ii) if the Fundamental Transaction occurs within six (6) months of the Closing Date, the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to the applicable Fundamental Transaction, such shares of publicly traded common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Stock been converted immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock), as adjusted in accordance with the provisions of this Certificate of Designation. Notwithstanding the foregoing, and without limiting Section 5 hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 7.e) to permit the Fundamental Transaction without the assumption of the Preferred Stock. In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of the Preferred Stock at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Stock prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Shares been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Stock). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.

2)                    Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 5 above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase the Preferred Stock from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value.

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3)                    Fundamental Transaction. If, at any time while any Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 6 on the conversion of the Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock into which each share of Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6 on the conversion of the Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the shares of Preferred Stock from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unconverted shares of Preferred Stock on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of the unconverted shares of Preferred Stock remaining on the date of the Holder’s request pursuant to Section 7(e)(2) which value is calculated using the Black Scholes Option Pricing Model for a “call” or “put” option, as elected by the Holder, as obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 7(e)(2) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Conversion Price in effect on the date of the Holder’s request pursuant to Section 7(e)(2), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate as of the date of the Holder’s request pursuant to Section 7(e)(2) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the greater of 100% and the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction, (B) the consummation of the applicable Fundamental Transaction and (C) the date on which the Holder first became aware of the applicable Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without

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unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for the Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Stock which is convertible into a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of the Preferred Stock (without regard to any limitations on the conversion of the Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of the Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)    Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)	Notice to the Holders.

i.     Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.   Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (F) the Corporation shall take any action to effectuate an Corporation Redemption, or (G) a Triggering Event shall have occurred, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified (unless a greater or lesser time period is expressly required elsewhere in this Certificate of Designation), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the

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Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth in this Certificate of Designation.

(h) Intentionally Omitted

Section 8. Corporation Redemption.

(a)                  The Corporation shall have the right to redeem (a “Corporation Redemption”), all (but not less than all), shares of the Preferred Stock issued and outstanding at any time after the Original Issue Date, upon five (5) business days’ notice, at a redemption price per Preferred Stock then issued and outstanding (the “Corporation Redemption Price”), equal to the product of (i) the Premium Rate multiplied by (ii) the sum of (x) the Stated Value, (y) all accrued but unpaid dividends, and (z) all other amount due to the Holder pursuant to this Certificate of Designation and/or any Transaction Document including, but not limited to Late Fees, liquidated damages and the legal fees and expenses of the Holder’s counsel relating to this Certification of Designation, any other Transaction Document and/or the transactions contemplated thereunder and/or hereunder. “Premium Rate” means (a) 1.15 if all of the Preferred Stock is redeemed within ninety (90) calendar days from the issuance date thereof; (b) 1.2 if all of the Preferred Stock is redeemed after ninety (90) calendar days and within one hundred twenty (120) calendar days from the issuance date thereof; (c) 1.25 if all of the Preferred Stock is redeemed after one hundred twenty (120) calendar days and within one hundred eighty (180) calendar days from the issuance date thereof; and (iv) each share of Preferred Stock shall be redeemed on the Date that is one (1) calendar year from the date of its issuance.

(b)                  The Corporation may not deliver to a holder a Corporation Redemption Notice unless on or prior to the date of delivery of such Corporation Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay the Corporation Redemption Price for each share of Preferred Stock then issued and duly. Any Corporation Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by Corporation duly authorized officer of the Corporation.

(c)                   The Corporation Redemption Price required to be paid by the Corporation to each Holder shall be paid in the cash to each Holder of shares of Preferred Stock no later than five (5) calendar days from the date of mailing of the Corporation Redemption Notice (the “Corporation Redemption Payment Date”).

(d)                  Notwithstanding the delivery of a Corporation Redemption Notice, a Holder may convert some or all of its shares of Preferred Stock until the date it receives in full Corporation Redemption Price, provided, however, that notwithstanding anything to the contrary provided herein or elsewhere (i) in the event a Holder would be precluded from converting any shares of Preferred Stock, due to the limitation contained in Section 5, the Corporation Redemption Payment Date, for such Holder only, shall automatically be extended by one hundred twenty (120) days (or such shorter period as so provided to the Corporation by the Holder at any time and (ii) if a Mandatory Conversion has occurred prior to the Corporation Redemption Payment Date and for whatever reason including, but not limited to, the Beneficial Ownership Limitation, a Holder still owns Preferred Stock, any such Holder may elect to extend the Corporation Redemption Payment Date as to any or all of such Holder’s Preferred Stock for up to one hundred twenty (120) days following the Corporation Redemption Payment Date to allow such Holder to convert its remaining Preferred Stock into Conversion Shares.

Section 9. Negative Covenants. From the date hereof until the date no shares of Preferred Stock are issued and outstanding, unless Holders of at least 75% in Stated Value of the then outstanding shares of Preferred Stock shall have otherwise given prior written consent, the Corporation shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(a)    amend its charter documents, including, without limitation, its articles of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

(b)     repay, repurchase or offer to repay, repurchase or otherwise acquire of any shares of its Common Stock, Common Stock Equivalents or Junior Securities, other than as to the Conversion Shares as permitted or required under the Transaction Documents,

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(c)	pay cash dividends or distributions on Junior Securities of the Corporation;

(d)    enter into any transaction with any Affiliate of the Corporation which would be required to be disclosed in any public filing with the Commission, unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Corporation (even if less than a quorum otherwise required for board approval); or

(e)	enter into any agreement with respect to any of the foregoing.

Section 10. Redemption Upon Triggering Events.

(a) “Triggering Event” means, wherever used herein any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.    the Corporation shall fail to deliver Conversion Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Trading Day after such shares are required to be delivered hereunder, or the Corporation shall provide written notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Preferred Stock in accordance with the terms hereof;

ii.   the Corporation shall fail for any reason to pay in full the amount of cash due pursuant to a Buy-In within five (5) Trading Days after notice therefor is delivered hereunder.

iii.    the Corporation shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

iv.   unless specifically addressed elsewhere in this Certificate of Designation as a Triggering Event, the Corporation shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents, and such failure or breach shall not, if subject to the possibility of a cure by the Corporation, have been cured within 5 calendar days after the date on which written notice of such failure or breach shall have been delivered;

v.	the Corporation shall redeem Junior Securities or pari passu securities;
vi.	the Corporation shall be party to a Change of Control Transaction;
vii.	there shall have occurred a Bankruptcy Event;

viii.      any monetary judgment, writ or similar final process shall be entered or filed against the Corporation, any subsidiary or any of their respective property or other assets for more than $50,000 (provided that amounts covered by the Corporation’s insurance policies are not counted toward this $50,000 threshold), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) Trading Days;

ix.   the electronic transfer by the Corporation of shares of Common Stock through the Depository Trust Company or another established clearing corporation once established subsequent to the date of this Certificate of Designation is no longer available or is subject to a ‘freeze” and/or “chill”;

x.	the Corporation shall no longer be DWAC eligible ; or
xi.	any “Event of Default,” as defined in the Purchase Agreement.

b) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law) have the right, exercisable at the sole option of such Holder, to require the Corporation to (A) redeem all of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the Triggering Redemption Amount, or (B) at the option of each Holder either (i) redeem all of the Preferred Stock then held by such Holder though the issuance to such Holder of such number of shares of Common Stock equal to the quotient of (x) the Triggering Redemption Amount, divided by (y) the lowest of (1) the Conversion Price, and (2) 75% of the average of the 10 VWAPs immediately prior to the date of election hereunder,

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and (ii) increase the dividend rate on all of the outstanding Preferred Stock held by such Holder retroactively to the initial Closing Date to 18% per annum thereafter. The Triggering Redemption Amount, whether payable in cash or in shares, shall be due and payable or issuable, as the case may be, within five (5) Trading Days of the date on which the notice for the payment therefor is provided by a Holder (the “Triggering Redemption Payment Date”). If the Corporation fails to pay in full the Triggering Redemption Amount hereunder on the date such amount is due in accordance with this Section (whether in cash or shares of Common Stock), the Corporation will pay interest thereon at a rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law, accruing and compounding daily from such date until the Triggering Redemption Amount, plus all such interest thereon, is paid in full.

Section 11. Intentionally Omitted.

Section 12. Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally or sent by a nationally recognized overnight courier service and by facsimile or e-mail, addressed to the Corporation, at 48 Wall Street, Suite 1009, New York, New York 10005; Attention: Chief Executive Officer, e-mail , or such other e-mail or address as the Corporation may specify for such purposes by prior written notice to the Holders delivered in accordance with this Section 12. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of

(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day,

(iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)   Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)   Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d)   Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, stockholders, employees or agents) shall be commenced in the state and federal courts sitting in the Borough of Manhattan, New York, New York, (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or

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proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)    Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)   Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)   Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to a Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice- president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designat ion of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

IN WITNESS WHEREOF, the under signed have executed this Certificate this 15 th day of March, 2021.

/s/ Chiyuan Deng

Name: Chiyuan Deng

Title: Chief Executive Officer

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series D Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “ Common Stock ”), of AB International Group Corp., a Nevada corporation (the “ Corporation ”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _______________________________________________________________________
Number of shares of Preferred Stock owned prior to Conversion: ___________________________________________
Number of shares of Preferred Stock to be Converted: __________________________________________________
Stated Value of shares of Preferred Stock to be Converted: ______________________________________________
Dollar amount of Interest to be Converted: ___________________________________________________________
Other amounts owed to the Undersigned by the Corporation under the Certificate of Designation and/or any other Transaction Document to be Converted: _____________________________________________________________
Number of shares of Common Stock to be Issued: _____________________________________________________
Applicable Conversion Price: ____________________________________________________________________
Number of shares of Preferred Stock subsequent to Conversion: ___________________________________________

Address for Delivery: ___________________________ or DWAC Instructions: Broker no: ___________ Account no: ____________

Name of Entity Holder _________________ (Please Print)
By: _______________________________________
Name:
Title:

Name of Individual Holder _______________(Please Print)
______________________(Signature of Individual Holder)

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